EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 29, 2009, accompanying the consolidated financial statements and schedule included in the Annual Report of SteelCloud, Inc. on Form 10-K for the year ended October 31, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of SteelCloud Inc. on Forms S-8 (File No. 333-144031 effective June 25, 2007, File No. 333-92406 effective July 15, 2002, File No. 333-61557 effective August 14, 1998 and File No. 333-52419 effective May 12, 1998).

/s/ Grant Thornton LLP
McLean, Virginia
January 29, 2009